Fulton Financial
CORPORATION

FOR IMMEDIATE RELEASE
Contact: Laura Wakeley
Office:    717-291-2616

Morrison appointed to
Fulton Financial Corporation Board of Directors

(December 27, 2011)  -- LANCASTER, PA. -  Albert Morrison III, chairman and CEO of Burnham Holdings, Inc., has been named to the board of directors of Fulton Financial Corporation (NASDAQ:  FULT), effective January 17, 2012.

  As a director, Morrison’s responsibilities will include appointing and assessing the performance of senior management; reviewing and evaluating the Corporation’s financial and operational results; approving its overall strategic direction; and representing the interests of the shareholders.

 “As a long time CEO of a public company, Mr. Morrison brings financial, acquisition and human resources skills to our board,” said R. Scott Smith, Jr., chairman and chief executive officer. “He also brings significant knowledge of our markets.”

 Morrison is currently chairman and CEO of Burnham Holdings, Inc., the parent company of fourteen subsidiaries that are leading domestic manufacturers of boilers and related HVAC products and accessories for residential, commercial and industrial applications.  He joined that company in 1973.

Morrison received a Bachelor of Science degree from Bucknell University, and completed Harvard Business School’s Program for Management Development.

As an active member of the community, he is a member of Highmark, Inc.’s regional advisory board and is past chairman, treasurer and a current director of the Lancaster Alliance.  He has also served on the boards of Lancaster General Hospital, the Lancaster Chamber of Commerce and Industry and the Lancaster Community Foundation.

Fulton Financial Corporation, a $16 billion Lancaster, Pa.-based financial holding company, has 3,850 employees and operates 273 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six affiliate banks.

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